Exhibit 10.73

Summary of the Cablevision CHOICE Excess Cash Balance Plan

CSC Holdings, Inc. maintains the Cablevision CHOICE Excess Cash Balance Plan, which is an unfunded, non-contributory, non-qualified pension plan that operates in conjunction with the Company's tax-qualified Cablevision CHOICE Cash Balance Retirement Plan.  The Excess Cash Balance Plan provides additional retirement benefits to any employee who is a participant in the Cash Balance Plan and whose compensation for a calendar year exceeds the Internal Revenue Code limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified pension plans ($220,000 in 2006). The Excess Cash Balance Plan establishes an account for each participant that is credited with an annual benefit as of the last day of the plan year based upon the participant’s age and eligible compensation, in an amount equal to the contribution that could not be made on his behalf under the Cash Balance Plan due to the compensation limitation.  This annual benefit can range from 3% to 9% of the employee's compensation in excess of the limit, depending on the employee's age.  In addition, the Company credits each Excess Cash Balance Plan account monthly with interest at the same rate used under the Cash Balance Plan (which is based on the average of the annual interest rates on 30 year treasury bonds for September, October and November of the prior year).  A participant vests in his Excess Cash Balance Plan account over five years (subject to full vesting upon death, disability or retirement after attaining age 65).  Distributions are made in a lump sum as soon as practicable after the participant's termination of employment with the Company and all affiliates.